
Calculation of Earnings Per Share


                                             Fiscal Year Ended
                                 ----------------------------------------
                                 December 29,  December 31,  December 25,
                                    1996          1995           1994
                                 ------------  ------------  ------------

Net Income                       $943,087,000  $477,262,000  $465,399,000

Net income per share                    $6.69         $3.41         $3.23

Weighted average number of
   common shares outstanding      140,891,000   140,156,000   144,276,000
